Exhibit 99.1

Lands’ End Announces Third Quarter Fiscal 2023 Results

DODGEVILLE, Wis., December 5, 2023 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the third quarter ended October 27, 2023.

Andrew McLean, Chief Executive Officer, stated, “Our third quarter results reflect the continued strong execution of our solutions-based strategy to deliver compelling product for our customers and value to our shareholders. Our deliberate efforts to generate more profitable sales resulted in increased gross profit dollars and gross margin expansion of approximately 700 basis points and drove Adjusted EBITDA above the high end of our guidance range. We continued to build on our positive momentum, injecting newness across our assortment and increasing inventory turns, resulting in a 25% reduction in year-over-year inventory. Looking ahead, by continuing to play to our strengths and delivering our customers the solutions they need, we’re confident in our ability to drive profitable sales through the holiday season to finish the year strong.”

Third Quarter Financial Highlights

•
For the third quarter, net revenue decreased 12.5% to $324.7 million compared to $371.0 million in the third quarter of fiscal 2022.
•
Global eCommerce net revenue was $216.4 million, a decrease of 13.2% from $249.2 million in the third quarter of fiscal 2022. Third quarter of fiscal 2022 included Lands’ End Japan net revenue of $9.5 million. Lands’ End Japan closed at the end of fiscal 2022. Excluding Lands’ End Japan in the third quarter of fiscal 2022, Global eCommerce net revenue decreased 9.7%.
•
Compared to third quarter of fiscal 2022, U.S. eCommerce net revenue decreased 10.0% primarily driven by a concerted effort to reduce promotional activity and improved inventory management compared to the prior year resulting in higher margins with lower clearance inventory sales.
•
Compared to third quarter of fiscal 2022, which included the results of Lands’ End Japan, International eCommerce net revenue decreased 30.9%.
•
Compared to third quarter of fiscal 2022, Europe eCommerce net revenue decreased 8.0% primarily driven by assortment editing with a focus on key categories, reduced clearance inventory sales and continued macroeconomic challenges.
•
Outfitters Net revenue was $74.3 million for third quarter of fiscal 2023, a decrease of $6.5 million or 8.0% from $80.8 million during the third quarter of fiscal 2022. The decrease was primarily driven by the conclusion of the Delta Air Lines contract in the first quarter of fiscal 2023 and timing of school uniform shipments compared to prior year partially offset by mid-single digit growth year-over-year in our other business to business customers. Excluding the $4.2 million decrease in year over year revenue from the Delta Air Lines business, Net revenue for the Outfitters business decreased 3.0%.
•
Third Party net revenue was $24.0 million, a decrease of 22.4% from $30.9 million in the third quarter of fiscal 2022, primarily attributed to weaker performance at Kohl’s partially offset by continued growth of marketplace sales through other existing marketplaces.

•
Gross profit was $152.6 million, an increase of $4.2 million or 2.8% from $148.4 million during the third quarter of fiscal 2022. Gross margin increased approximately 700 basis points to 47.0%, compared to 40.0% in third quarter of fiscal 2022. The Gross margin improvement was primarily driven by new products across the brand, strength in transitional outerwear and adjacent product categories, reduction in sales of clearance inventory and improvements in supply chain costs in the third quarter of fiscal 2023 compared to the prior year.

•
Selling and administrative expenses increased $2.5 million to $135.3 million or 41.7% of net revenue, compared to $132.8 million or 35.8% of net revenue in third quarter of fiscal 2022. The approximately 590 basis points increase was driven by deleveraging from lower revenues and higher incentive related personnel costs, partially offset by lower marketing spend and continued cost controls.

•
Net loss was $112.4 million, or $3.52 loss per diluted share compared to Net loss of $4.7 million or $0.14 loss per diluted share in the third quarter of fiscal 2022. Net loss in the third quarter of fiscal 2023 includes a non-cash $106.7 million impairment of goodwill due to the decline in the Company’s stock price and market capitalization.

•
Adjusted EBITDA was $17.3 million in the third quarter of fiscal 2023 compared to $16.7 million in the third quarter of fiscal 2022.

•
Adjusted net loss was $3.6 million, or $0.11 loss per diluted share compared to Adjusted net loss of $1.7 million or $0.05 loss per diluted share in the third quarter of fiscal 2022.

Business Highlights:

•
Delivered 700 basis point year-over-year improvement in Gross margin driven by new products across the brand, strength in transitional outerwear and adjacent product categories, and improved inventory management.
•
Achieved a 25% reduction in year-over-year inventory through improved inventory management.
•
Drove significantly stronger traffic across our channels on Black Friday through Cyber Monday, compared to prior years, with an emphasis on driving higher quality sales which resulted in increased gross profit dollars.
•
Launched an exclusive women’s swim collection at Target in late November, which will roll out to 200 total doors by early January 2024.
•
Executed a license for all Kids categories, excluding school uniforms, starting in fiscal 2024, in line with the Company’s asset-light licensing strategy to improve profitability.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $36.8 million as of October 27, 2023, compared to $28.8 million as of October 28, 2022.

Inventories, net, was $422.2 million as of October 27, 2023, and $564.9 million as of October 28, 2022. The 25.3% decrease in inventory was driven by the actions the Company has taken to improve inventory efficiency by reducing inventory purchases and capitalizing on speed-to-market initiatives.

Net cash provided by operations was $36.7 million for the 39 weeks ended October 27, 2023, compared to net cash used in operations of $126.0 million for the 39 weeks ended October 28, 2022. The $162.7 million improvement in cash provided by operating activities was primarily due to the year-over-year improvement in inventory flow and productivity.

As of October 27, 2023, the Company had $110.0 million of borrowings outstanding and $156.1 million of availability under its ABL Facility, compared to $160.0 million of borrowings and $ 103.2 million of availability as of October 28, 2022. Additionally, as of October 27, 2023, the Company had $233.8 million of term loan debt outstanding compared to $247.5 million of term loan debt outstanding as of October 28, 2022.

During the third quarter, the Company repurchased $3.0 million of the Company’s common stock under its previously announced share repurchase program. As of October 27, 2023, additional purchases of up to $31.8 million could be made under the program through February 2, 2024.

Outlook

For the fourth quarter of fiscal 2023 the Company expects:

•
Net revenue to be between $490 million and $520 million.
•
Net income to be between $4.0 million and $7.0 million and diluted earnings per share to be between $0.13 and $0.22.
•
Adjusted EBITDA in the range of $27.5 million to $31.5 million.
•
Adjusted net income to be between $8.0 million and $11.0 million and Adjusted diluted earnings per share to be between $0.25 and $0.34.

For fiscal 2023 the Company now expects:

•
Net revenue to be between $1.45 billion and $1.48 billion.
•
Net loss to be between $118.0 million and $115.0 million and diluted loss per share to be between $3.70 and $3.60.
•
Adjusted EBITDA in the range of $80.0 million to $84.0 million.
•
Adjusted net loss to be between $5.0 million and $2.0 million and Adjusted diluted loss per share to be between $0.16 and $0.07.
•
Capital expenditures of approximately $35.0 million.

Conference Call

The Company will host a conference call on Tuesday, December 5, 2023, at 8:30 a.m. ET to review its third quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading digital retailer of casual clothing, swimwear, outerwear, accessories, footwear, home products and uniform solutions. We offer products online at www.landsend.com, through our own Company Operated stores and through third-party distribution channels. We are a classic American lifestyle brand with a passion for quality, legendary service and real value. We seek to deliver timeless style for women, men, kids and the home. We also offer products to businesses and schools, for their employees and students, through the Outfitters distribution channel.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s continued strong execution of its solutions-based strategy to deliver quality for its customers and value to its shareholders, and its ability to play to its strengths and deliverer its customers the solutions they need, and to drive profitable sales through the holiday season to finish the year strong; the Company’s outlook and expectations as to net revenue, net income/loss, earnings/loss per share, Adjusted net income/loss, Adjusted earnings/loss per share and Adjusted EBITDA for the fourth quarter of fiscal 2023 and for the full year of fiscal 2023, and capital expenditures for fiscal 2023; the Company’s plan to expand the exclusive women’s swim collection at Target; the Company’s continued pursuit and intended results of its licensing strategy; and the potential for additional purchases under the Company’s share repurchase program. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: global supply chain challenges in the recent past have resulted in a significant increase in inbound transportation costs and delays in receiving product; disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to public health crises and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of public health crises on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to obtain additional financing on commercially acceptable terms or at all, including, the condition of the lending and debt markets, as the Company seeks to refinance its term loan; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s Third Party channel may not develop as planned or have its desired impact; the Company’s dependence on information technology and a failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to maintain the security of customer, employee or company information; the risk of cybersecurity events and their impact on the Company; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the adverse effect on the Company’s reputation if its independent vendors or licensees do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; the stock repurchase program may not be executed to the full extent within its duration, due to business or market conditions; the ability of the Company’s principal stockholders to exert substantial influence over the Company; and other risks, uncertainties and factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2023. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

Bernard McCracken

Chief Financial Officer

(608) 935-9341

Investor Relations:

ICR, Inc.

Tom Filandro

(646) 277-1235

Tom.Filandro@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	October 27, 2023	October 28, 2022	January 27, 2023*
ASSETS
Current assets
Cash and cash equivalents	$36,821	$28,829	$39,557
Restricted cash	1,833	1,833	1,834
Accounts receivable, net	31,422	49,409	44,928
Inventories, net	422,160	564,856	425,513
Prepaid expenses and other current assets	47,952	47,205	44,894
Total current assets	540,188	692,132	556,726
Property and equipment, net	121,400	121,907	127,638
Operating lease right-of-use asset	26,216	31,441	30,325
Goodwill	—	106,700	106,700
Intangible asset	257,000	257,000	257,000
Other assets	2,758	3,786	3,759
TOTAL ASSETS	$947,562	$1,212,966	$1,082,148
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,750	$13,750	$13,750
Accounts payable	161,426	228,863	171,557
Lease liability – current	5,754	5,808	5,414
Accrued expenses and other current liabilities	109,927	111,872	106,756
Total current liabilities	290,857	360,293	297,477
Long-term borrowings under ABL Facility	110,000	160,000	100,000
Long-term debt, net	215,306	226,227	223,506
Lease liability – long-term	26,065	32,033	31,095
Deferred tax liabilities	51,176	45,087	45,953
Other liabilities	3,253	3,758	3,365
TOTAL LIABILITIES	696,657	827,398	701,396
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 31,719, 33,001 and 32,626, respectively	317	330	326
Additional paid-in capital	358,811	369,198	366,181
(Accumulated deficit) Retained earnings	(90,797)	34,566	31,267
Accumulated other comprehensive loss	(17,426)	(18,526)	(17,022)
TOTAL STOCKHOLDERS’ EQUITY	250,905	385,568	380,752
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$947,562	$1,212,966	$1,082,148

*Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2023.

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(in thousands, except per share data)	October 27, 2023	October 28, 2022	October 27, 2023	October 28, 2022
Net revenue	$324,735	$370,983	$957,656	$1,025,826
Cost of sales (excluding depreciation and amortization)	172,142	222,573	527,529	604,204
Gross profit	152,593	148,410	430,127	421,622

Selling and administrative	135,282	132,807	377,662	377,074
Depreciation and amortization	9,595	9,761	28,439	29,228
Goodwill impairment	106,700	—	106,700	—
Other operating expense, net	2,324	3,096	2,916	3,135
Operating (loss) income	(101,308)	2,746	(85,590)	12,185
Interest expense	11,677	10,825	35,984	27,807
Other (income) expense, net	(132)	230	(488)	(97)
Loss before income taxes	(112,853)	(8,309)	(121,086)	(15,525)
Income tax (benefit) expense	(459)	(3,627)	978	(6,293)
NET LOSS	$(112,394)	$(4,682)	$(122,064)	$(9,232)
NET LOSS PER COMMON SHARE
Basic:	$(3.52)	$(0.14)	$(3.80)	$(0.28)
Diluted:	$(3.52)	$(0.14)	$(3.80)	$(0.28)

Basic weighted average common shares outstanding	31,887	33,064	32,140	33,196
Diluted weighted average common shares outstanding	31,887	33,064	32,140	33,196

Definitions, Reconciliations and Uses of Non-GAAP Financial Measures

In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, we report the following non-GAAP measures: Adjusted net income (loss) and Adjusted EBITDA. Adjusted net income (loss) is also expressed on a per share (basic and diluted) basis.

The Company believes presenting non-GAAP financial measures provides useful information to investors, allowing them to assess how the business performed excluding the effects of non-recurring and non-operational amounts. The Company believes the use of the non-GAAP financial measures facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s own methods for evaluating business performance.

Our management uses Adjusted net income (loss) and Adjusted EBITDA to evaluate the operating performance of our business for comparable periods and to discuss our business with our Board of Directors, institutional investors and other market participants. Adjusted EBITDA is also used as the basis for a performance measure used in executive incentive compensation.

The methods we use to calculate our non-GAAP financial measures may differ significantly from methods other companies use to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted net income (loss) and Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as these measures may exclude a number of important cash and non-cash recurring items.

Adjusted net income (loss) is defined as net income (loss) excluding certain significant items as set forth below. Adjusted net income (loss) is also presented on a per share (basic and diluted) basis. While Adjusted net income (loss) is a non-GAAP measurement, management believes that it is an important indicator of operating performance and useful to investors. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
For the 13 weeks and 39 weeks ended October 27, 2023 and October 28, 2022, we excluded the impacts of the non-cash write down of goodwill and certain long-lived assets.

o
For the 13 weeks and 39 weeks ended October 27, 2023, we excluded severance costs associated with a reduction in corporate positions, primarily in our Hong Kong sourcing office.

o
For the 13 weeks and 39 weeks ended October 27, 2023 and October 28, 2022, we excluded the one-time closing costs of Lands’ End Japan.

The following tables set forth, for the periods indicated, a reconciliation of Net loss to Adjusted net loss and Adjusted net loss per share:

Unaudited	13 Weeks Ended
(in thousands, except per share amounts)	October 27, 2023	October 28, 2022
Net loss	$(112,394)	$(4,682)
Goodwill and long-lived asset impairment	106,700	120
Corporate restructuring	2,266	—
Lands' End Japan closure	23	3,858
Tax effects on adjustments	(159)	(977)
ADJUSTED NET LOSS	$(3,564)	$(1,681)
ADJUSTED DILUTED NET LOSS PER SHARE	$(0.11)	$(0.05)

Diluted weighted average common shares outstanding	31,887	33,064

Unaudited	39 Weeks Ended
(in thousands, except per share amounts)	October 27, 2023	October 28, 2022
Net loss	(122,064)	(9,232)
Goodwill and long-lived asset impairment	106,700	120
Corporate restructuring	2,656	—
Lands' End Japan closure	122	3,858
Tax effects on adjustments	(200)	(977)
ADJUSTED NET LOSS	$(12,786)	$(6,231)
ADJUSTED DILUTED NET LOSS PER SHARE	$(0.40)	$(0.19)

Diluted weighted average common shares outstanding	32,140	33,196

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and useful to investors, because:

•
EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

o
For the 13 weeks and 39 weeks ended October 27, 2023 and October 28, 2022, we excluded the impacts of the non-cash write down of goodwill and certain long-lived assets.

o
For the 13 weeks and 39 weeks ended October 27, 2023, we excluded severance costs associated with a reduction in corporate positions, primarily in our Hong Kong sourcing office.

o
For the 13 weeks and 39 weeks ended October 27, 2023 and October 28, 2022, we excluded the one-time closing costs of Lands’ End Japan.

o
For the 39 weeks ended October 27, 2023 and October 28, 2022, we excluded the respective net gain or loss on disposal of property and equipment.

o
For the 13 weeks ended October 28, 2022 and the 39 weeks ended October 27, 2023 and October 28, 2022, we excluded the amortization of transaction related costs associated with the Third Party distribution channel.

The following tables set forth, for the periods indicated, selected income statement data, both in dollars and as a percentage of Net revenue and a reconciliation of Net loss to Adjusted EBITDA:

Unaudited	13 Weeks Ended
(in thousands)	October 27, 2023		October 28, 2022
Net loss	$(112,394)	(34.6)%	$(4,682)	(1.3)%
Income tax (benefit)	(459)	(0.1)%	(3,627)	(1.0)%
Other (income) expense, net	(132)	(0.0)%	230	0.1%
Interest expense	11,677	3.6%	10,825	2.9%
Operating (loss) income	(101,308)	(31.2)%	2,746	0.7%
Depreciation and amortization	9,595	3.0%	9,761	2.6%
Goodwill and long-lived asset impairment	106,700	32.9%	120	0.0%
Corporate restructuring	2,266	0.7%	—	—%
Lands' End Japan closure	23	0.0%	3,858	1.0%
Other	—	—%	178	0.0%
Adjusted EBITDA	$17,276	5.3%	$16,663	4.5%

Unaudited	39 Weeks Ended
(in thousands)	October 27, 2023		October 28, 2022
Net loss	$(122,064)	(12.7)%	$(9,232)	(0.9)%
Income tax expense (benefit)	978	0.1%	(6,293)	(0.6)%
Other income, net	(488)	(0.1)%	(97)	(0.0)%
Interest expense	35,984	3.8%	27,807	2.7%
Operating (loss) income	(85,590)	(8.9)%	12,185	1.2%
Depreciation and amortization	28,439	3.0%	29,228	2.8%
Goodwill and long-lived asset impairment	106,700	11.1%	120	0.0%
Corporate restructuring	2,656	0.3%	—	—%
Lands' End Japan closure	122	0.0%	3,858	0.4%
Loss on disposal of property and equipment	100	0.0%	39	0.0%
Other	189	0.0%	866	0.1%
Adjusted EBITDA	$52,616	5.5%	$46,296	4.5%

Fourth Quarter Fiscal 2023 Guidance Adjusted EBITDA	13 Weeks Ended
(in millions)	October 27, 2023
Net income	$4.0	—	$7.0
Depreciation, interest, other income, taxes and other adjustments	23.5	—	24.5
Adjusted EBITDA	$27.5	—	$31.5

Fourth Quarter Fiscal 2023 Guidance Adjusted Net Income and Adjusted Diluted Earnings Per Share	13 Weeks Ended
(in millions)	October 27, 2023
Net income	$4.0	—	$7.0
Goodwill impairment, corporate restructuring costs and other adjustments	4.0	—	4.0
Adjusted net income	$8.0	—	$11.0

Diluted earnings per share	$0.13	—	$0.22
Adjusted diluted earnings per share	$0.25	—	$0.34

Fiscal 2023 Guidance Adjusted EBITDA	53 Weeks Ended
(in millions)	February 2, 2024
Net loss	$(118.0)	—	$(115.0)
Depreciation, interest, other income, taxes and other adjustments	198.0	—	199.0
Adjusted EBITDA	$80.0	—	$84.0

Fiscal 2023 Guidance Adjusted Net Loss and Adjusted Diluted Net Loss Per Share	53 Weeks Ended
(in millions)	January 29, 2021
Net loss	$(118.0)	—	$(115.0)
Goodwill impairment, corporate restructuring costs and other adjustments	113.0	—	113.0
Adjusted net loss	$(5.0)	—	$(2.0)

Diluted net loss per share	$(3.70)	—	$(3.60)
Adjusted diluted net loss per share	$(0.16)	—	$(0.07)

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	39 Weeks Ended
(in thousands)	October 27, 2023	October 28, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(122,064)	$(9,232)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	28,439	29,228
Amortization of debt issuance costs	2,456	2,361
Loss on disposal of property and equipment	100	39
Stock-based compensation	3,619	3,537
Deferred income taxes	5,330	460
Goodwill and long-lived asset impairment	106,700	120
Other	(583)	(744)
Change in operating assets and liabilities:
Accounts receivable, net	13,258	(1,246)
Inventories, net	2,796	(188,899)
Accounts payable	(4,334)	82,057
Other operating assets	(2,504)	(10,604)
Other operating liabilities	3,454	(33,072)
Net cash provided by (used in) operating activities	36,667	(125,995)
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	—	88
Purchases of property and equipment	(28,535)	(20,544)
Net cash used in investing activities	(28,535)	(20,456)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	169,000	222,000
Payments of borrowings under ABL Facility	(159,000)	(62,000)
Payments on term loan	(10,313)	(10,313)
Payments of debt issuance costs	(67)	—
Payments for taxes related to net share settlement of equity awards	(1,210)	(4,315)
Purchases and retirement of common stock	(9,788)	(5,234)
Net cash (used in) provided by financing activities	(11,378)	140,138
Effects of exchange rate changes on cash, cash equivalents and restricted cash	509	840
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(2,737)	(5,473)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	41,391	36,135
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$38,654	$30,662
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$3,893	$4,922
Income taxes paid (refunded)	$(200)	$4,146
Interest paid	$33,171	$26,170
Operating lease right-of-use-assets (reversal) obtained in exchange for lease liabilities	$(755)	$4,223